Exhibit 10.1

Execution Version

GOLDMAN SACHS CREDIT PARTNERS L.P.

85 Broad Street

New York, New York 10004

PERSONAL AND CONFIDENTIAL

June 8, 2008

Hologic, Inc.

35 Crosby Drive

Bedford, MA 01730

Attention: Glenn P. Muir

Executive Vice President and Chief Financial Officer

Commitment Letter

Ladies and Gentlemen:

We are pleased to confirm the arrangements under which Goldman Sachs Credit Partners L.P. (“GSCP”) is exclusively authorized by Hologic, Inc. (the “Company”) to act as sole lead arranger, sole bookrunner, sole syndication agent and administrative agent in connection with, and commits to provide the financing for, certain transactions described herein, in each case on the terms and subject to the conditions set forth in this letter and the attached Annexes A, B and C hereto (collectively, the “Commitment Letter”).

You have informed GSCP that the Company intends to acquire all of the issued and outstanding shares of capital stock (the “Shares”) of Third Wave Technologies, Inc., a Delaware corporation (the “Target,” and together with its subsidiaries, the “Acquired Business”), pursuant to a cash tender offer (including any extensions thereof or subsequent offering periods in connection therewith, the “Tender Offer”) by a wholly-owned subsidiary of the Company (the “Offer Subsidiary”) for all of the Shares, which Tender Offer would be followed by a merger (the “Merger”) of the Offer Subsidiary with and into the Target and which shall be subject to a condition that the Target’s stockholders shall have validly tendered and not withdrawn prior to the expiration of the Tender Offer that number of Shares representing, together with any Shares owned by the Company or any of its subsidiaries, at least a majority of the Shares, calculated on a fully diluted basis (the “Minimum Condition”). You have further advised us that in lieu of the Tender Offer and Merger, you may consummate the acquisition of the Shares without the use of the Tender Offer pursuant to an acquisition agreement with the Target providing for a Merger. As used herein, the “Acquisition” shall mean either (i) the Tender Offer and the Merger or (ii) the acquisition of all of the Shares (without the use of the Tender Offer) pursuant to a Merger, as the case may be; and the “Acquisition Agreement” shall mean the definitive documentation with respect to the respective transactions described in clause (i) or clause (ii), as the case may be. The “Closing Date” is defined in Annex B attached hereto. The date on which the merger of the Offer Subsidiary and the Target is consummated is referred to herein as the “Merger Effective Date.”

You have also informed us that the consideration for the Merger, funds to acquire the Shares pursuant to the Tender Offer, the payments on account of appraisal rights with respect to the Shares and/or the payments to the Target in connection with the Company’s exercise of the Top Up Option (as defined in the Acquisition Agreement) (in each case as part of the Acquisition), the retirement or refinancing of Term Loans under and as defined in the Existing Credit Agreement (as defined below) and certain existing indebtedness of the Target and its subsidiaries (including without limitation the Discharge of the Target Obligations (as such terms are defined in Annex B hereto)), the redemption of all or a portion of the preferred stock, warrants and options issued by the Target and its subsidiaries, the fees, expenses and other payments associated with the Acquisition (including, without limitation, change of control payments (the “Change of Control Payments”) to executives of the Target and its subsidiaries (including gross-up payments to the Target’s chief executive officer) and under certain license agreements to which the Target is a party) and the financing contemplated by this Commitment Letter, and the working capital requirements of the Company and its subsidiaries (including, without limitation, the Acquired Business after consummation of the Acquisition) will be financed from the following sources:

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$600.0 million, or such lesser amount at Company’s election at least 10 business days prior to the Closing Date, under a senior secured Tranche A term loan facility (the “Reinstated Term Facility”) funded pursuant to, and governed by the terms and conditions of, that certain Credit and Guaranty Agreement, dated as of October 22, 2007 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior the date hereof, the “Existing Credit Agreement”), by and among the Company, certain subsidiaries of the Company, as guarantors, the lenders party thereto from time to time, GSCP and Banc of America Securities LLC, as joint lead arrangers, GSCP, as administrative agent and as collateral agent, and the other agents party thereto, as amended to date and solely to the extent set forth on Annex B and to eliminate any provisions relating to the Tranche X Term Loans and the Tranche B Term Loans (each as defined in the Existing Credit Agreement) and any other provisions that GSCP and the Company mutually agree do not apply to the Facilities referred to below (as so amended, the “Amended Credit Agreement”); and

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$200.0 million, or such lesser amount at Company’s election at least 10 business days prior to the Closing Date, under a senior secured revolving credit facility (the “Revolving Facility”; and, together with the Reinstated Term Facility, the “Facilities”), which shall be governed by the terms and conditions of the Amended Credit Agreement.

Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Existing Credit Agreement.

1. Commitments: Titles and Roles.

GSCP is pleased to confirm its commitment to act, and you hereby appoint GSCP to act, as sole lead arranger, sole bookrunner and sole syndication agent in connection with the Facilities and to act as administrative agent (the “Administrative Agent”) for the Facilities, and to provide the Borrower the full $800.0 million of the Facilities (or, at the Company’s election at least 10 business days prior to the Closing Date, such lesser amount), in each case on the terms and subject to the conditions contained in this Commitment Letter and the Fee Letter (referred to below). Our fees for services related to the Facilities are set forth in a separate fee letter (the “Fee Letter”) entered into by the Company and GSCP on the date hereof.

2. Conditions Precedent.

GSCP’s commitment is subject to there not having occurred since September 30, 2007 any change, effect, event or circumstance that, in the reasonable judgment of GSCP, has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as such term is defined in the Existing Credit Agreement), on a pro forma basis after giving effect to the Target becoming a subsidiary of the Company (“Material Adverse Effect”), other than any change, effect, event or circumstance to the extent resulting from (i) changes in general economic, financial market or geopolitical conditions, (ii) general changes or developments in the industry in which the Company and its subsidiaries operate, (iii) any outbreak or escalation of hostilities or war or any act of terrorism, (iv) any

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failure by the Company to meet any published analyst estimates or expectations of the Company’s bookings, backlog, revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its bookings, backlog, revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (v) any change in the price or trading volume of the Company’s common stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such change in price or trading volume that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect) or (vi) any legal proceedings made or brought by any of the current, former or future stockholders of the Target (on their own behalf or on behalf of the Target) arising out of or related to the Acquisition Agreement or the Merger; provided that, in the case of clauses (i), (ii) and (iii) of the sentence of which this proviso is a part, such changes, effects, events or circumstances do not affect the Company or its subsidiaries disproportionately relative to other companies operating in the same industry. GSCP’s commitment is also conditioned upon and made subject to there not being after the date hereof any fraud at, or bona fide allegation of fraud against, the Company or its subsidiaries or announcement of a product recall by or on behalf of the Company or any of its subsidiaries that, in either case (i) would reasonably be expected to materially impair the syndication of any of the Facilities or have a Material Adverse Effect and (ii) has not been cured (such that such event no longer is expected to materially impair the syndication of any of the Facilities or constitute a Material Adverse Effect, as applicable) within the earlier of (a) 60 days following the occurrence of the event giving rise to such fraud, allegation of fraud or product recall or (b) the termination of GSCP’s commitment hereunder in accordance with Section 9 hereof; provided that, if such fraud, allegation of fraud or product recall is so cured or remedied, the 30 consecutive day marketing period described in the second paragraph of Section 3 hereof shall restart as of the date of such cure or remedy. GSCP’s commitment is further subject, in its discretion, to the satisfactory negotiation, execution and delivery of the Amended Credit Agreement and appropriate amendments and supplements to the other Credit Documents, including, without limitation, modifications to the mortgages delivered pursuant to the Existing Credit Agreement, opinions of counsel to the Company and its subsidiaries and other instruments and documents as may be reasonably required by the Arranger (the Amended Credit Agreement and the other Credit Documents, as amended or supplemented as contemplated hereby being referred to herein, collectively, as the “Loan Documents”) substantially consistent with the terms set forth in this Commitment Letter. Notwithstanding anything in this Commitment Letter and/or the Fee Letter to the contrary, (a) the only representations relating to the Acquired Business or the Company the accuracy of which will be a condition to the availability of the Facilities on the Closing Date will be (i) the representations made by or with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders (as defined in Annex B) on the Closing Date (but only to the extent that the Company has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement) and (ii) the Specified Representations (as defined below), and (b) the terms of the documentation for the Facilities will be such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth herein and in Annex C hereto are satisfied (or waived) (it being understood that nothing in the preceding clause (a) will be construed to limit the applicability of the individual conditions set forth herein or in Annex C). As used herein, “Specified Representations” means representations of the Company relating to organizational power and authority to enter into the documentation relating to the Facilities; due execution, delivery and enforceability of such documentation; solvency of the Company and its subsidiaries, taken as a whole; no conflicts with laws, charter documents or material agreements; Federal Reserve margin regulations; the Investment Company Act; and status of the Facilities as first lien senior debt.

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3. Syndication

GSCP intends and reserves the right to syndicate the Facilities to the Lenders, and you acknowledge and agree that GSCP intends to commence syndication efforts promptly following your acceptance of this Commitment Letter. GSCP will select the Lenders after consultation with the Company. GSCP will lead the syndication, including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to GSCP pursuant to the terms of this Commitment Letter and the Fee Letter. GSCP will determine the final commitment allocations and will notify the Company of such determinations. The Company agrees to use all commercially reasonable efforts to ensure that GSCP’s syndication efforts benefit from the existing lending relationships of the Company and its subsidiaries. To facilitate an orderly and successful syndication of the Facilities, you agree that, until the earlier of the termination of the syndication as determined by GSCP and 90 days following the Closing Date, the Company will not, and will use commercially reasonable efforts to obtain contractual undertakings from the Target that it will not, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or any debt, equity or hybrid security of the Acquired Business or the Company or any of their respective subsidiaries or affiliates (other than (A) equity issued pursuant to conversions or exercises of securities outstanding as of the date hereof, (B) equity issued pursuant to equity incentive plans, stock option plans and warrants, in each case, existing as of the date hereof or (C) equity issued in connection with acquisitions to the extent permitted by the Acquisition Agreement), including any renewals or refinancings of any existing debt facility or debt security (other than foreign debt (and any guarantees issued in connection therewith) totaling the equivalent of less than EURO 12.0 million (such foreign debt and the guarantees thereof, the “Foreign Debt”), without the prior written consent of GSCP. For the avoidance of doubt, nothing contained in this paragraph shall be construed to restrict the ability of (i) the Company to issue a promissory note to the Target in connection with the Company’s exercise of the Top Up Option (as defined in the Acquisition Agreement) or (ii) the Company or the Target, or any of their respective subsidiaries, to access their existing lines of credit, existing equipment lease financing arrangements or letters of credit or to incur intercompany indebtedness or other ordinary course indebtedness otherwise permitted under Sections 6.1 and 6.2 of the Existing Credit Agreement or to restrict the ability of the Target to incur or perform its payment obligations to Agilent Technologies, Inc. (“Agilent”) in respect of the purchase price for certain patents to be purchased by the Target pursuant to definitive documentation the terms of which will be consistent in all material respects with that certain binding term sheet entered into by and between the Target and Agilent dated as of May 27, 2008.

The Company agrees to cooperate with GSCP and agrees to use commercially reasonable efforts to obtain contractual undertakings from the Target to cooperate with GSCP, in connection with (i) the preparation of an information package regarding the business, operations, financial projections and prospects of the Company and the Target (the “Confidential Information Memorandum”) including, without limitation, all information relating to the transactions contemplated hereunder prepared by or on behalf of the Company or the Acquired Business deemed reasonably necessary by GSCP to complete the syndication of the Facilities (including, without limitation, obtaining (a) a corporate family rating from Moody’s Investor Services, Inc. (“Moody’s”), (b) a corporate credit rating from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”)) and (c) a credit rating for each of the Facilities from each of Moody’s and S&P, and (ii) the presentation of an information package acceptable in format and content to GSCP (the “Lender Presentation”) in meetings and other communications with prospective Lenders in connection with the syndication of the Facilities (including, without limitation, direct contact between senior management and representatives, with appropriate seniority and expertise, of the Company with prospective Lenders and participation of such persons in meetings); provided, however, that it is understood and agreed, for the avoidance of doubt, that neither the Company nor the

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Target shall be required to disclose communications relating to any litigation or investigation, or the conduct thereof, the disclosure of which could reasonably be expected to result in the waiver of the attorney-client privilege or work product protection applicable thereto. The Company further agrees that the commitment of GSCP hereunder is conditioned upon the Company’s satisfaction of the requirements of the foregoing provisions of this paragraph by a date sufficient to afford the Arranger a period of at least 30 consecutive days following the launch of the general syndication of the Facilities to syndicate the Facilities prior to the Closing Date (as defined in Annex B); provided that such period will not include any day from and including August 15, 2008 through September 1, 2008. The Company will be solely responsible for the contents of any such Confidential Information Memorandum and Lender Presentation and all other information, documentation or materials delivered to the Arranger in connection therewith (collectively, the “Information”) and acknowledges that GSCP will be using and relying upon the Information without independent verification thereof. The Company agrees that Information regarding the Facilities and Information provided to GSCP by the Company, the Target or their respective representatives in connection with the Facilities (including, without limitation, draft and execution versions of the Loan Documents, the Confidential Information Memorandum, the Lender Presentation, publicly filed financial statements, and draft or final offering materials relating to contemporaneous or prior securities issuances by the Company or, subject to the prior approval of the Company, the Acquired Business) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Facilities or otherwise, in accordance with GSCP’s standard syndication practices, and you acknowledge that neither GSCP nor any of its affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform.

The Company acknowledges that certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to the Company, the Target or their respective affiliates or securities) (each, a “Public Lender”). At the request of GSCP, the Company agrees to prepare an additional version of the Confidential Information Memorandum and Lender Presentation to be used by Public Lenders that does not contain material non-public information concerning the Company, the Target or their respective affiliates or securities. It is understood that in connection with your assistance described above, you will provide, and cause all other applicable persons to provide, authorization letters to GSCP authorizing the distribution of the Information to prospective Lenders, containing a representation to the Arranger that the public-side version does not include material non-public information about the Company, the Target or their respective affiliates or securities. The Company will clearly designate as such all Information provided to GSCP by or on behalf of the Company or the Target that is suitable to make available to Public Lenders. The Company acknowledges and agrees that the following documents may be distributed to Public Lenders: (a) drafts and final versions of the Loan Documents; (b) administrative materials prepared by the Arranger for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms of the Facilities.

4. Information.

The Company represents and covenants that (i) all Information (other than financial projections) provided directly or indirectly by or on behalf of the Target or the Company to GSCP or the Lenders in connection with the transactions contemplated hereunder is and will be, when taken as a whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (ii) the financial projections that have been or will be made available to GSCP or the Lenders by or on behalf of the Target or the Company have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are furnished to

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GSCP or the Lenders, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material. You agree that if at any time prior to the later of (i) the Closing Date and (ii) the termination of the syndication of the Facilities as determined by GSCP, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and financial projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and financial projections so that such representations will be correct in all material respects under those circumstances.

5. Indemnification; Expenses and Related Matters.

In connection with arrangements such as this, it is our firm’s policy to receive indemnification. The Company agrees to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

6. Assignments.

This Commitment Letter may not be assigned by you without the prior written consent of GSCP (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. GSCP may assign its commitment hereunder, in whole or in part, to any of its affiliates or, as provided above, to any Lender prior to the Closing Date; provided, however, that any such assignment prior to the Closing Date will not relieve GSCP of its obligations set forth herein to fund the Facilities on the Closing Date, subject to the terms and conditions of this Commitment Letter. Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto and thereto, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto.

7. Confidentiality.

Please note that this Commitment Letter, the Fee Letter and any written communications provided by, or oral discussions with, GSCP in connection with this arrangement are exclusively for the information of the Company and may not be disclosed to any third party or circulated or referred to publicly without our prior written consent except, after providing written notice to GSCP, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter and such communications and discussions to the Company’s officers, directors, agents and advisors who are directly involved in the consideration of the Facilities and who have been informed by you of the confidential nature of such advice and the Commitment Letter and Fee Letter and who have agreed to treat such information confidentially, (ii) this Commitment Letter or the information contained herein (but not the Fee Letter or the information contained therein) to the Target to the extent you notify such persons of their obligations to keep such material confidential, and to the Target’s officers, directors, agents and advisors who are directly involved in the consideration of the Facilities to the extent such persons agree to hold the same in confidence, and (iii) (A) this Commitment Letter as required by applicable law or compulsory legal process (including, to the extent required to be disclosed in a public securities filing, the aggregate amount of the fees payable pursuant to the terms of the Fee Letter, but not the Fee Letter itself or any other information contained therein) or (B) with our prior written consent, not to be unreasonably withheld, the Fee Letter to the extent required by compulsory legal process, in either of which cases you agree to inform us promptly thereof, and (iv) the information contained in this Commitment Letter (but not the Fee Letter or the information contained therein) in any prospectus or other offering memorandum

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released substantially contemporaneously with the consummation of the Acquisition. The provisions of this paragraph shall survive any termination or completion of the arrangement provided by this Commitment Letter.

8. Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, Goldman Sachs & Co. and its affiliates, including GSCP (together, “GS”) is a full service securities firm engaged, either directly or through its affiliates in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, GS may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of the Company, as well as of other entities and persons and their affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated by this letter, (ii) be customers or competitors of the Company, or (iii) have other relationships with the Company. In addition, GS may provide investment banking, underwriting and financial advisory services to such other entities and persons. GS may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Company or such other entities. The transactions contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph. Although GS in the course of such other activities and relationships may acquire information about the transaction contemplated by this letter or other entities and persons which may be the subject of the transactions contemplated by this letter, GS shall have no obligation to disclose such information, or the fact that GS is in possession of such information, to the Company or to use such information on the Company’s behalf.

GSCP and its affiliates, including GS may have economic interests that conflict with those of the Company. You agree that GSCP will act under this letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between GS and the Company, its stockholders or its affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between GSCP, on the one hand, and the Company, on the other, (ii) in connection therewith and with the process leading to such transaction GS is acting solely as a principal and not the agent or fiduciary of the Company, its management, stockholders, creditors or any other person, (iii) GS has not assumed an advisory or fiduciary responsibility in favor of the Company with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether GS or any of its affiliates has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. The Company further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Company agrees that it will not claim that GS has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto. In addition, GSCP may employ the services of its affiliates in providing certain services hereunder and may exchange with such affiliates information concerning the Company, the Target and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to GSCP hereunder.

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In addition, please note that GS does not provide accounting, tax or legal advice. Notwithstanding anything herein to the contrary, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Facilities and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

Consistent with GS’s policies to hold in confidence the affairs of its customers, GS will not furnish confidential information obtained from you, your subsidiaries, the Target or its subsidiaries by virtue of the transactions contemplated by this Commitment Letter to any of its other customers or otherwise in violation of this Commitment Letter. Furthermore, you acknowledge that neither GS nor any of its affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

9. Miscellaneous.

GSCP’s commitments hereunder will terminate upon the first to occur of (i) the Company’s failure to win its bid to acquire the Acquired Business, (ii) (x) the abandonment or termination of the Tender Offer (if commenced) without entering into the Acquisition Agreement, (y) the abandonment by the Company or termination of the Acquisition Agreement (if entered into in lieu of or in connection with the Tender Offer) or (z) the consummation of the Acquisition (or, if the Merger is not consummated substantially concurrently therewith, the acquisition on the Closing Date of such Shares as shall have theretofore been tendered for purchase on the Closing Date) or any other transaction involving the acquisition of all or substantially all of the Shares (in which case, subject to the immediately succeeding paragraph, the commitments of GSCP and the other lenders under the Amended Credit Agreement, if any, will supersede and replace the commitments of GSCP hereunder), (ii) a material breach by the Company of its obligations to GSCP under or in connection with this Commitment Letter, the Fee Letter or the other transactions contemplated in connection therewith (provided that such breach has not been cured by the earlier of (A) the date that is 30 days after the occurrence of such breach and (B) the Closing Date), or a failure of any condition to GSCP’s obligation to fund the loans under the Facilities expressly set forth in this Commitment Letter or the Fee Letter (and not waived by GSCP in writing) and (iii) December 5, 2008, unless the closing of the Facilities, on the terms and subject to the conditions contained herein, shall have been consummated on or before such date.

The provisions set forth under Sections 5, 7 and this Section 9 hereof will remain in full force and effect regardless of whether the Loan Documents are executed and delivered. The provisions set forth under Sections 5, 7 and this Section 9 hereof will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or GSCP’s commitments hereunder. For the avoidance of doubt, upon termination of GSCP’s commitments hereunder in any circumstance other than one in which the Loans under the Facilities have or may be funded, the payment obligations of the Company pursuant to the Fee Letter shall be limited to those contained in clause (i) of paragraph 2 of the section headed, “Credit Facilities” and the section headed, “Other.”

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The Company agrees that any suit or proceeding arising in respect to this letter or our commitment or the Fee Letter will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the Company agrees to submit to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either our commitment or any matter referred to in this letter or the Fee Letter is hereby waived by the parties hereto. This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

GSCP hereby notifies the Company and the Acquired Business that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) it and each Lender may be required to obtain, verify and record information that identifies the Borrower and each of the Guarantors (as defined in Annex B), which information includes the name and address of the Borrower and each of the Guarantors and other information that will allow GSCP and each Lender to identify the Borrower and each of the Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for GSCP and each Lender.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Facilities and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Facilities.

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Please confirm that the foregoing is in accordance with your understanding by signing and returning to GSCP the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter on or before the close of business on June 10, 2008, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. If not signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this assignment.

Very truly yours,

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:	/s/ Bruce H. Mendelsohn
Authorized Signatory

ACCEPTED AND AGREED AS OF JUNE     , 2008:

HOLOGIC, INC

By:	/s/ Glenn P. Muir
Name:	Glenn P. Muir
Title:	Executive Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Assistant Secretary

[COMMITMENT LETTER]

Annex A

In the event that GSCP becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including stockholders, partners or other equity holders of the Company or the Target in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (together, the “Letters”), the Company agrees to periodically reimburse GSCP for its reasonable external legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Company also agrees to indemnify and hold GSCP harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an indemnified person and whether or not any such indemnified person is otherwise a party thereto), except to the extent that such loss, claim, damage or liability has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of GSCP in performing the services that are the subject of the Letters. If for any reason the foregoing indemnification is unavailable to GSCP or insufficient to hold it harmless, then the Company will contribute to the amount paid or payable by GSCP as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) the Company and the Target and their respective affiliates, stockholders, partners or other equity holders on the one hand and (ii) GSCP on the other hand in the matters contemplated by the Letters as well as the relative fault of (i) the Company and the Target and their respective affiliates, stockholders, partners or other equity holders and (ii) GSCP with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this paragraph will be in addition to any liability which the Company may otherwise have, will extend upon the same terms and conditions to any affiliate of GSCP and the partners, directors, agents, employees and controlling persons (if any), as the case may be, of GSCP and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, GSCP, any such affiliate and any such person. The Company also agrees that neither any indemnified party nor any of such affiliates, partners, directors, agents, employees or controlling persons will have any liability to the Company or the Target or any person asserting claims on behalf of or in right of the Company or the Target or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except in the case of the Company to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company or its affiliates, stockholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified party in performing the services that are the subject of the Letters; provided, however, that in no event will such indemnified party or such other parties have any liability for any indirect, consequential or punitive damages in connection with or as a result of such indemnified party’s or such other parties’ activities related to the Letters. Promptly after receipt by GSCP of notice of its involvement in any action, proceeding or investigation, GSCP will, if a claim for indemnification in respect thereof is to be made against the Company under this Annex A, notify the Company of such involvement. Failure by GSCP to so notify the Company will relieve the Company from the obligation to indemnify GSCP (or any other indemnified person) under this Annex A only to the extent that the Company suffers actual prejudice as a result of such failure, but will not relieve the Company from its obligation to provide reimbursement and contribution to GSCP. If any person is entitled to indemnification under this Annex A (an “Indemnified Person”) with respect to any action or proceeding brought by a third party that is also brought against the Company, the Company will be entitled to assume the defense of any such action or proceeding with counsel reasonably satisfactory to the Indemnified Person. Upon assumption by the Company of the defense of any such action or proceeding, the Indemnified Person will have the right to participate in such action or proceeding and to retain its own counsel but the Company will not be liable for any legal expenses of other counsel subsequently

Annex A-1

incurred by such Indemnified Person in connection with the defense thereof unless (i) the Company has agreed to pay such fees and expenses, (ii) the Company will have failed to employ counsel reasonably satisfactory to the Indemnified Person in a timely manner, or (iii) the Indemnified Person will have been advised by counsel that there are actual or potential conflicting interests between the Company and the Indemnified Person, including situations in which there are one or more legal defenses available to the Indemnified Person that are different from or additional to those available to the Company. The Company will not consent to the terms of any compromise or settlement of any action defended by the Company in accordance with the foregoing without the prior written consent of the Indemnified Person. Prior to entering into any agreement or arrangement with respect to, or effecting, any proposed sale, exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth in this Annex A, the Company will notify GSCP in writing thereof (if not previously so notified) and, if requested by GSCP, will arrange in connection therewith alternative means of providing for the obligations of the Company set forth in this paragraph, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount and upon terms and conditions satisfactory to GSCP. The provisions of this Annex A will survive any termination or completion of the arrangement provided by the Letters.

Annex A-2

Annex B

Third Wave Technologies, Inc.

Summary of the Facilities

This Summary outlines certain terms of the Facilities referred to in the Commitment Letter, of which this Annex B is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	Hologic, Inc., a Delaware corporation (the “Borrower”).

Guarantors:	Each of the Borrower’s existing and subsequently acquired or organized domestic subsidiaries that is not a subsidiary of a foreign subsidiary (including, without limitation, the Target and any domestic subsidiaries of the Target, in each case, from and after the Merger Effective Date), subject to exceptions for Massachusetts securities corporations and immaterial domestic subsidiaries (collectively, the “Guarantors”), will guarantee (the “Guarantee”) all obligations under the Facilities.

Purpose/Use of Proceeds:	The proceeds of the Reinstated Term Facility will be used to fund, in whole or in part, (i) the Acquisition (including, without limitation, payments made on account of appraisal rights with respect to Shares or pursuant to the Borrower’s exercise, if applicable, of the Top Up Option), (ii) the refinancing or retirement of the Term Loans made under the Existing Credit Agreement and the redemption of some or all of the preferred stock, warrants and options issued by the Target and/or its subsidiaries, (iii) the Discharge of the Target Obligations (as such terms are defined below),and (iv) the payment of fees, commissions, expenses and other payments associated with the Acquisition (including, without limitation, the Change of Control Payments) and/or the financing contemplated by the Commitment Letter). Amounts available under the Revolving Facility will be used for substantially the same purposes as under the Existing Credit Agreement; provided that, at the Borrower’s election, the Borrower may use the Revolving Facility to fund, in part, the Acquisition (including, without limitation, payments made on account of appraisal rights with respect to Shares).

Sole Lead Arranger and Sole Bookrunner:	GSCP (in such capacity, the “Arranger”).

Syndication Agent:	GSCP or another financial institution selected by GSCP and, to the extent no event of default has occurred and is continuing under the Amended Credit Agreement, approved by the Borrower (such approval not to be unreasonably withheld or delayed).

Administrative Agent:	GSCP.

Annex B-1

Collateral Agent:	GSCP or another financial institution selected by GSCP and, to the extent no event of default has occurred and is continuing under the Amended Credit Agreement, approved by the Borrower (such approval not to be unreasonably withheld or delayed).

Lenders:	GSCP and/or other financial institutions selected by GSCP (each, a “Lender” and, collectively, the “Lenders”).

Amount of Facilities:	$800.0 million, or such lesser amount at the Borrower’s election at least 10 business days prior to the Closing Date, of senior secured bank financing (the “Facilities”) to include:

(i) $600.0 million, or such lesser amount at the Borrower’s election at least 10 business days prior to the Closing Date, senior secured Tranche A term loan (the “Reinstated Term Facility”); and

(ii) $200.0 million, or such lesser amount at the Borrower’s election at least 10 business days prior to the Closing Date, senior secured revolving credit facility (the “Revolving Facility”).

Availability:	Reinstated Term Facility: Amounts will be available to be drawn under the Reinstated Term Facility as follows: (a) if the Merger is not consummated on the Closing Date, (i) in a drawing on the Closing Date in an amount sufficient to (A) purchase all Shares tendered for purchase on or before such date (which shall be at least such number of Shares as shall satisfy the Minimum Condition) and, at the election of the Borrower, all of the other Shares constituting the Adjusted Outstanding Share Number (as defined in the Acquisition Agreement) that shall not theretofore have been tendered, (B) retire or refinance Term Loans made under the Existing Credit Agreement and redeem certain or all of the preferred stock, warrants and options issued by the Target and/or its subsidiaries, (C) Discharge the Target Obligations to the extent required by the terms thereof and (D) pay the fees, expenses and other payments associated with the Acquisition (including, without limitation, Change of Control Payments) and the financing contemplated under the Commitment Letter and (ii) in no more than two (2) additional drawings during the period (the “Availability Period”) beginning after the initial borrowings are made on the Closing Date and continuing until the earlier to occur of (x) the date that is 180 days after the Closing Date and (y) the Merger Effective Date, in amounts sufficient to (A) purchase such number of Shares as may have been tendered for purchase since the most recent purchase of Shares and/or acquire Shares issued by the Target during the Availability Period pursuant to the Borrower’s exercise, if applicable, of the Top Up Option (in each case, to the extent the Borrower has not already received proceeds from the loans under the Facilities on the Closing Date to pay for such Shares), (B) pay the consideration with respect to the Merger consummated in connection with the Tender Offer (to the extent the Borrower has not already received proceeds

Annex B-2

from the loans under the Facilities on the Closing Date to pay for such consideration (or the equivalent thereof)), (C) make payments made on account of appraisal rights with respect to Shares, (D) Discharge such of the Target Obligations as may remain outstanding and (E) pay the fees and expenses associated with any of the foregoing and (b) if the Merger is consummated on the Closing Date, in a single drawing on such date.

Revolving Facility: Amounts available under the Revolving Facility may be borrowed, repaid and reborrowed on and/or after the Closing Date until the maturity date thereof; provided that (i) no more than $100.0 million will be funded under the Revolving Facility on the Closing Date; and (ii) the aggregate unused portion of commitments under the Revolving Facility shall equal or exceed $100.0 million at all times during the Availability Period, including after giving effect to fundings thereunder, if any, on the Merger Effective Date.

Maturities:	Reinstated Term Facility: Tranche A Term Loan Maturity Date (as defined in the Existing Credit Agreement).

Revolving Facility: Same as under the Existing Credit Agreement.

Closing Date:	The earlier to occur of the date, on or before December 5, 2008, on which (i) the Shares are purchased pursuant to a Merger or (ii) the Minimum Condition is satisfied and the acquisition of such Shares as are tendered in connection therewith are purchased by the Offer Subsidiary (the “Closing Date”).

Amortization:	The outstanding principal amount of the Reinstated Term Facility will be payable in equal quarterly amounts of (i) 10% per annum prior to and including the 2nd anniversary of the Closing Date and (ii) 15% per annum after the 2nd anniversary of the Closing Date and prior to and including the 4th anniversary of the Closing Date, with 12.5% of the original principal amount of the Reinstated Term Facility due each quarter of the immediately succeeding year and the full remaining balance due at maturity. No amortization will be required with respect to the Revolving Facility.

Interest Rate:	All amounts outstanding under the Facilities will bear interest, at the Borrower’s option, as follows:

A. at the Adjusted Eurodollar Rate plus the Applicable Margin (referred to in the grid below) per annum; or

B. at the Base Rate plus (the Applicable Margin minus 1.00%) per annum.

Beginning on the date of the first interest period occurring after the date on which the Borrower delivers to the Lenders financial statements for the first full fiscal quarter after the Closing Date (the “Adjustment Date”), the Applicable Margin for the Facilities will be

Annex B-3

determined by a percentage, per annum, determined by reference to the Leverage Ratio (as defined in the Existing Credit Agreement) in effect from time to time as set forth in the grid below:

Tier	Leverage Ratio	Applicable Margin
Tier 1	> 4.50:1.00	3.00%
Tier 2	≤ 4.50:1.00 > 3.50:1.00	2.75%
Tier 3	≤ 3.50:1.00 > 2.00:1.00	2.50%
Tier 4	≤ 2.00:1.00 > 1.00:1.00	2.25%
Tier 5	≤ 1.00:1.00	2.00%

; provided that from the Closing Date until the Adjustment Date, the Applicable Margin will be determined by reference to Tier 2 above.

As used herein, the terms “Base Rate” and “Adjusted Eurodollar Rate” will have meanings assigned to such terms in the Existing Credit Agreement, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the Adjusted Eurodollar Rate will, in each case, be substantially the same as under the Existing Credit Agreement. Interest on amounts not paid when due will accrue on terms substantially the same as under the Existing Credit Agreement.

Commitment Fees:	Commitment fees will apply to the daily average undrawn portion of the Revolving Facility on terms substantially the same as under the Existing Credit Agreement.

Unused Fees:	Unused fees equal to one-half of the Applicable Margin applicable to the loans then outstanding under the Reinstated Term Facility per annum times the daily average undrawn portion of the Reinstated Term Facility will accrue from the Closing Date through the Merger Effective Date and shall be payable quarterly in arrears after the Closing Date and upon the termination of the commitments thereunder.

Closing Fees:	Closing fees to each Lender party to the Loan Documents on the Closing Date, as fee compensation for the funding of each such Lender’s loans under the Reinstated Term Facility in an amount equal to 1.00% of the stated principal amount of each such Lender’s loans and commitments under the Reinstated Term Facility, payable to each such Lender on the Closing Date out of (i) the proceeds of its loan as and when funded on the Closing Date and/or (ii) funds of the Borrower.

Prepayment Penalty/Premium:	None other than breakage costs (if any).

Annex B-4

Security:	The Facilities, each Guarantee, any interest rate hedging obligations of the Borrower owed to the Administrative Agent, a Lender or any affiliate of the Administrative Agent or any Lender will be secured by first priority security interests in all assets, including without limitation, all personal, real and mixed property of the Borrower and the Guarantors (subject to exceptions substantially the same as under the Existing Credit Agreement), including the Escrow Accounts (as defined below). In addition, the Facilities will be secured by a first priority security interest in 100% of the capital stock issued by each domestic subsidiary of the Borrower that is not a subsidiary of a foreign subsidiary, 65% of the capital stock issued by each first-tier foreign subsidiary of the Borrower and all intercompany debt (in each case, subject to exceptions and other requirements consistent with those set forth in the Existing Credit Agreement), it being agreed that a pledge of 65% of the capital stock of any foreign subsidiary of the Borrower will be required in the event that such foreign subsidiary (together with other subsidiaries organized in the same jurisdiction) contributes either 5% of Total Assets (as defined in the Existing Credit Agreement) or 5% of Consolidated Adjusted EBITDA (as defined in the Existing Credit Agreement). Collectively, all assets, capital stock and intercompany debt so secured or intended to be so secured shall hereinafter be referred to as “Collateral.” Notwithstanding the foregoing or any other provision set forth in this Commitment Letter, prior to the Merger Effective Date, the Collateral shall not include the capital stock issued by, or any assets of, the Target or any of its subsidiaries. All security arrangements will be in form and substance satisfactory to the Administrative Agent and will be perfected on the Closing Date, subject to the limitations on creation and perfection of security interests set forth in this paragraph, Section 2 of the Commitment Letter and exceptions and limitations substantially the same as those under the Existing Credit Agreement. Notwithstanding the foregoing, (i) the Target will not be required to execute and deliver a leasehold mortgage in respect of the property located in Madison, Wisconsin to which it is the lessee (the “Wisconsin Property”), (ii) the Target will be required to use commercially reasonably efforts to deliver a Landlord Personal Property Collateral Access Agreement (as defined in the Existing Credit Agreement) in respect of the Wisconsin Property; and (iii) the Target and its subsidiaries will take or cause to be taken, consistent with the applicable provisions related to perfecting security interests in foreign intellectual property set forth in the Existing Credit Agreement, all actions necessary to perfect security interest in its or their foreign intellectual property no later than the later of (A) ten (10) business days after the Merger Effective Date and (B) 90 days after the Closing Date.

Covenants and Representations and Warranties:	The Amended Credit Agreement and the other Loan Documents amended in connection with the execution of the Amended Credit Agreement will contain financial, affirmative and negative covenants and representations and warranties by the Borrower and its

Annex B-5

subsidiaries substantially the same as those under the Existing Credit Agreement and the Loan Documents (as in effect immediately prior to the date of the Amended Credit Agreement), respectively; provided that such covenants and representations and warranties may be revised to adopt such additional exceptions as may, in the reasonable judgment of GSCP, be necessary or appropriate (i) in contemplation of the operations of the Acquired Business in accordance with past practice and (ii) to permit the Borrower to consummate the Acquisition in the manner contemplated by the Acquisition Agreement (including, without limitation, the acquisition of Shares tendered on and/or after the Closing Date, the acquisition of Shares issued by the Target pursuant to the Borrower’s exercise of the Top Up Option and the issuance by the Borrower to the Target of a promissory note in consideration thereof). In addition, the Leverage Ratio levels contained in the Amended Credit Agreement may be re-set to provide customary cushions.
Other Obligations:
The “Discharge” (as defined below) of each of the “Target Obligations” (as defined below) shall be effected in accordance with this paragraph. For purposes hereof, the “Target Obligations” shall mean (i) extensions of credit (the “Deerfield Facility”) under that certain Facility Agreement dated as of December 10, 2007 by and among the Target and Deerfield Private Design Fund, L.P. and Deerfield Private Design International, L.P. (collectively, “Deerfield”), (ii) the Target’s Convertible Senior Subordinated Zero-Coupon Promissory Note issued to Stark Onshore Management LC (the “Target Convertible Note”), and (iii) the obligation of the Target to pay the Put Price (the “Put Price”) under and as defined in that certain Investor Rights Agreement (the “Rights Agreement”) dated as of May 31, 2007 by and between Third Wave Japan, Inc., the Target and the Investors listed on Exhibit A thereto. As used herein, “Discharge” shall mean (A) in respect of the Deerfield Facility, the payment in full thereof, and the termination or release of all commitments, liens and security interests relating thereto, no later than the earlier of (x) the due date for payment thereof pursuant to demand therefor made by Deerfield on or after the Closing Date and (y) the Merger Effective Date, all on terms satisfactory to the Arranger; (B) to the extent that the Target Convertible Note has not been converted or redeemed on or before the Closing Date, $25.0 million (or such lesser amount as shall have been determined by the Borrower, and as shall be reasonably satisfactory to the Arranger, to be sufficient to redeem (or pay upon conversion) the Target Convertible Note) having been deposited into an escrow account on or about the Closing Date, such funds to be used solely to redeem (or pay upon the conversion) the Target Convertible Note when tendered for redemption and thereafter released to the Borrower to be used for its general corporate purposes; and (C) in respect of the Put Price, the payment in full thereof (provided that in the event that the Merger Effective Date occurs prior to the date that payment of the Put Price is required to be made pursuant to the terms of the Rights Agreement (the “Put Payment Date”), the Borrower shall fund into an escrow

Annex B-6

account on or about the Merger Effective Date an amount sufficient to make such payment, which amount will be released from escrow to make such payment on the Put Payment Date and thereafter released to the Borrower to be used for its general corporate purposes); provided that both such escrow accounts (the “Escrow Accounts”) shall be established and maintained at a financial institution mutually acceptable to the Borrower and the Administrative Agent.

Conditions Precedent to the Initial Funding:	The several obligations of the Lenders to make, or cause one of their respective affiliates to make, the initial loans under the Facilities on the Closing Date will be subject to the conditions precedent referred to in the Commitment Letter and/or listed on Annex C attached to the Commitment Letter (in each case subject to the limitations thereon contained in Section 2 of the Commitment Letter).

Conditions to All Borrowings:	The conditions to all borrowings will include requirements relating to prior written notice of borrowing, the accuracy of representations and warranties, the absence of any default or potential event of default, and will otherwise be substantially similar to the conditions to borrowing set forth in the Existing Credit Agreement with such modifications to certain of such conditions and/or the addition of certain other conditions, in each case, as may, in the Arranger’s reasonable discretion, be regarded as necessary and/or desirable in connection with administering a term loan facility pursuant to which multiple draws may be made in connection with a tender offer; provided that, such statements made with respect to the accuracy of representations and warranties and the absence of defaults and potential events of default made in connection with fundings of the Facilities all of the proceeds of which are used for the following purposes shall be made without giving effect to the acquisition of the Shares: (i) purchase Shares (including, without limitation, payments made on account of appraisal rights with respect to Shares and/or in connection with the Borrower’s exercise of the Top Up Option), (ii) refinance or retire the Term Loans made under the Existing Credit Agreement, (iii) redeem some or all of the preferred stock, warrants and options issued by the Target and/or its subsidiaries, (iv) effect the Discharge of the Target Obligations and (v) pay the fees, commissions, expenses and other payments associated with the Acquisition (including, without limitation, the Change of Control Payments) and/or the financing contemplated by the Commitment Letter; provided further that the only representations relating to the Acquired Business and the Company the accuracy of which will be a condition to the availability of the Facilities on the Closing Date will be (i) the representations made by or with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders on the Closing Date (but only to the extent that the Company has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement) and (ii) the Specified Representations.

Annex B-7

Governing Law and Jurisdiction:	The Facilities will provide that the Borrower will submit to the non-exclusive jurisdiction and venue of the federal and state courts of the State of New York and will waive any right to trial by jury. New York law will govern the Loan Documents.

Counsel to the Arranger and Administrative Agent:	Latham & Watkins LLP.

The foregoing is intended to summarize the material terms of the Facilities that are inconsistent with the terms set forth in the Existing Credit Agreement. It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the Facilities.

Annex B-8

Annex C

Third Wave Technologies, Inc.

Conditions Precedent to the Facilities

The following are the conditions precedent to the Facilities referred to in the Commitment Letter, of which this Annex C is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

1.	Concurrent Transactions: The proceeds from borrowings made on the Closing Date pursuant to the Facilities will be sufficient to consummate the Acquisition (or, if the Closing Date is not the Merger Effective Date, the acquisition by Offer Subsidiary of such number of Shares as have been tendered on or before the Closing Date pursuant to the Tender Offer), effect the Discharge of the Target Obligations (each such term as defined in Annex B to the Commitment Letter) to the extent required by the terms thereof to be effected on the Closing Date, refinance the Term Loans made under the Existing Credit Agreement, redeem all or a portion of the preferred stock, warrants and options issued by the Target and its subsidiaries (to the extent required by the terms of the instruments or agreements governing such securities to be redeemed on the Closing Date) and pay all fees, commissions, expenses and other payments associated with the Acquisition (including, without limitation, the Change of Control Payments to the extent required by the terms thereof to be paid on the Closing Date) and the financing contemplated by the Commitment Letter. The terms of the Acquisition Agreement (including the exhibits, schedules and all related documents) will be reasonably satisfactory to the Arranger (it being agreed that the draft Acquisition Agreement dated June 8, 2008 provided to the Arranger is reasonably satisfactory to the Arranger) and the Acquisition (or, if the Closing Date is not the Merger Effective Date, the acquisition by Offer Subsidiary of such Shares as have been tendered on or before the Closing Date pursuant to the Tender Offer and that satisfy the Minimum Condition) shall simultaneously therewith be consummated pursuant to the Acquisition Agreement. All the Tender Offer Conditions (as defined in the Acquisition Agreement) shall have been satisfied or waived (with the prior consent of the Arranger in the case of any waiver by the Company if the Arranger reasonably determines such waiver is adverse to the Lenders), it being understood that any material change (which is deemed to include any change in the price or structure of the Acquisition (including any reduction of the number of Shares representing the Minimum Condition) or any change to the definition, or any other provision affecting the meaning, of “Material Adverse Effect on the Company” contained in the Acquisition Agreement) shall require the prior consent of the Arranger. There will not exist (without giving effect to (x) the consummation of the acquisition of such Shares as shall theretofore have been tendered for purchase on such date or (y) the Merger (if any)) any default or event of default under any of the Loan Documents. In the event that the Merger is consummated on the Closing Date, the Discharge of the Target Obligations shall occur on or prior to such date.

2.

Financial Statements. The Arranger shall have received (i) at least 30 days prior to the Closing Date, audited financial statements of the Acquired Business for each of the three fiscal years immediately preceding the Closing Date; (ii) as soon as internal financial statements are available to the Acquired Business, and in any event at least 15 days prior to the Closing Date, unaudited financial statements for any interim period or periods of the Acquired Business ended after the date of the most recent audited financial statements and at least 45 days prior to the Closing Date; (iii) customary additional audited and unaudited financial statements for all recent, probable or pending acquisitions; (iv) customary pro forma financial statements, in each case meeting the requirements of Regulation S-X for Form S-1 registration statements; and (v) a compliance

Annex C-1

certificate evidencing compliance with Section 6.7 of the Existing Credit Agreement (or the corresponding provision in the Amended Credit Agreement), on a pro forma basis after giving effect to the Target becoming a subsidiary of the Company.

3.	Performance of Obligations. All costs, fees, expenses (including, without limitation, legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation contemplated by the Commitment Letter and the Fee Letter to be payable to GSCP, the Arranger, the Administrative Agent, the Collateral Agent or the Lenders shall have been paid or shall be paid on the Closing Date with proceeds of the loans funded under the Facilities, and the Company shall have complied in all material respects with all of its other obligations under the Commitment Letter and the Fee Letter to be satisfied on or before the Closing Date as a condition to GSCP’s obligation to fund loans under the Facilities.

4.	Customary Closing Documents. The Arranger will be reasonably satisfied that the Company has complied with all of the closing conditions set forth in this Annex C, the Commitment Letter and the Amended Credit Agreement, including, without limitation: (i) the delivery of legal opinions relating to the Company and its subsidiaries, corporate records and documents from public officials, lien searches and officer’s certificates; (ii) evidence of authority; (iii) obtaining material third party and governmental consents necessary in connection with the financing contemplated by the Commitment Letter; (iv) perfection of liens, pledges, and mortgages on the Collateral securing the Facilities; (v) delivery of satisfactory modifications to the mortgages delivered pursuant to the Existing Credit Agreement to account for the amendments to the Existing Credit Agreement set forth in the Commitment Letter and commitments for title insurance and endorsements therefore; and (vi) delivery of a solvency certificate from the chief financial officer of the Borrower and the Guarantors, taken as a whole. The Arranger will have received at least 10 days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

Annex C-2